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                          CERTIFICATE OF INCORPORATION

                                       OF

                           BENEDEK LICENSE CORPORATION

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is BENEDEK LICENSE CORPORATION.

     SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Service Company.

     THIRD: The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 3,000 shares, par value $.01 per share, all of which are of the same class and all of which are designated as common shares.

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     FIFTH: The name and the mailing address of the incorporator are as follows:

            NAME                    MAILING ADDRESS
            ----                    ---------------

            Steven M. Lutt, Esq.    Shack & Siegel, P.C.
                                    530 Fifth Avenue
                                    New York, NY 10036

     SIXTH: The Corporation is to have perpetual existence.

     SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application


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has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, or repeal the by-laws, and to adopt any new by-law, of the Corporation.

     NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses to any and all said persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons.


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     ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said law, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

Signed on April 18, 1996.

                               /s/ Steven M. Lutt
                              --------------------------------
                              Steven M. Lutt, Incorporator
                              Shack & Siegel, P.C.
                              530 Fifth Avenue
                              New York, NY 10036


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STATE OF NEW YORK  )
                  :  ss.:
COUNTY OF NEW YORK )

     BE IT REMEMBERED that, on April 18, 1996, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came Steven M. Lutt, the incorporator who duly executed the foregoing certificate of incorporation before me and acknowledged the same to be his act and deed, and that the facts therein stated are true.

     GIVEN under my hand on April 18, 1996.

                              /s/ Leslie A. Diamond
                              --------------------------
                                   Notary Public

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